Exhibit j.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2014, relating to the financial statements and financial highlights of Cortina Small Cap Growth Fund and Cortina Small Cap Value Fund, each a series of Cortina Funds, Inc., for the year ended June 30, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 23, 2014